CFS BANCORP, INC.
707 RIDGE ROAD, MUNSTER, INDIANA 46321, PHONE 219-923-1499, FAX 219-923-2458

October 15, 2008

To Our Valued Customers and Friends:

I hope all is well in your world.  Our banking world, within the erratic and unpredictable market forces, is presenting challenges that go beyond anything that I've seen in my 45 years in this industry.  Many of you have asked about banking, new legislation, and more importantly “how is Citizens Financial Bank doing?”  The simple answer to the last question, “Citizens Financial Bank is sound, strong and your deposits are safe!”  With a powerful management team, we continue to aggressively manage that over which we have control - control the size and configuration of our balance sheet, mitigate asset losses, proactively resolve problem loan issues to outcomes reasonable to all involved, and, on a day to day basis, be the best service organization that we can be.

As with all economic cycles, stability will return to the markets.  We have stayed true to our charter and have invested in various housing and residential land development loans.  Our task is to now manage these loans, work with cooperative borrowers and exercise patience and good judgment.  We have conservatively recognized impaired loans, maintained conservative capital levels, built our loan loss reserves and worked our portfolio - to originate smaller, diverse loans and, where possible, to exit those loans with potential for on going risk beyond the current tolerance targets built into our business model.

The passage of the Emergency Economic Stabilization Act (EESA) is a strong initiative to minimize the current economic stress.  Housing activity and an intelligent approach to energy and oil dependency will create positive momentum and solve most of the issues.

Capital #1
At the end of the 2nd quarter, Citizens' Tier 1 capital was $58.4 million in excess of the amounts needed to be considered "well capitalized" by regulatory definition.  This means that we have over twice the amount required.  We have set our targets high and will manage to maintain levels well in excess of normal ranges.

Liquidity #2
Citizens has investments in excess of $250 million in various marketable securities.  Due to the government takeover of the now infamous Government Sponsored Enterprises, Fannie Mae and Freddie Mac, in the 3rd quarter we will be adjusting to market the carrying value of $3.8 million of Preferred Stock.  99.95% of the remaining portfolio is rated "triple A."  This portfolio is generally short-term in nature and most of the investments are highly marketable and can provide liquidity if needed.

Interest Rates
The rate environment currently favors the saver.  Certificate rates are now almost twice where market conditions would normally dictate.  This is a good investment opportunity now as lower interest rates appear to boom ahead.

History
While we did not participate in the recent mortgage excessive levels of activity of sub-prime loans, option ARM loans, no money down loans, or non-documentation loans, our real-estate land and construction development loan portfolio is being negatively affected with the housing sales’ market being in a very stagnant state.

Despite fierce competition for deposits in our markets, we work to maintain stable balances and see our net-interest margin continue to widen.

We have greatly reduced our reliance on Federal Home Loan Bank debt for funding over the past few years – down from $418.4 million in 2004 to $103.0 million today.

FDIC Fund and Insurance of Accounts
There really is no issue about the health of the Insurance Fund.  Approximately 20 banks out of the 8,000 institutions have failed in the past two years.  Several more will probably fail as a result of continued issues with collapse of the housing market, the predatory mortgage products originated and held by some, the related land development for housing and the inability of some to renew their borrowings.  There is a funding mechanism in place that keeps the Fund above certain mandated minimums, backed initially by the banking industry and, under remote circumstances, by the government.  The EESA has immediately raised the insurance coverage to $250,000.

Your $250,000 insurance coverage can be greatly expanded by properly structuring your accounts.  Please visit with your manager or personal banker for an account review and peace of mind.  We have the web based FDIC computer model to assist in the appropriate insurance of accounts.  It will only take a few minutes to get a clear understanding of the rules and adjust your accounts accordingly.  We will also assist you in reviewing your account structure at other institutions, strictly on a consultative basis.

As has been our history, much effort has been put into residential construction financing, some land and housing development, and some recreational entities.  While our borrowers are experienced and financially sound, the timeline of this recovery has strained their resources and their ability to support their borrowings.  We continually evaluate our borrowers and their projects for value and viability.  As have many institutions, we have recorded loss provisions considering value and related holding period costs.  This is ongoing and does require realistic assessments on the parts of both the borrower and the bank.

Our core earnings are very strong and, with our excellent management team, we continually manage the composition of our balance sheet to keep asset and deposit totals at the maximum earnings levels within acceptable risk tolerances based upon planned growth which our capital levels can support.  We will continue to build our reserves against future losses as appropriate for unseen losses in light of today's uncertain economic conditions.  Our business in retail banking and business banking, remain strong, focused and profitable.

Our SEC filing of the 10 Q is due out next month and will give you much more financial and operational detail.  See 'citz.com' under "Investor Relations" "SEC filings" "10 Q"

Thank you for your continued support of Citizens.  Our management team is always available to answer your questions or give periodic updates.  My phone: 219-836-2960; my email: tfprisby@citz.com

Best regards,

/s/ Tom

The above letter contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding general economic conditions, economic cycles, market stability, housing market, interest rate environment, credit environment, loan originations, resolutions of problem loans, loan loss reserves, capital levels and target, levels of securities and duration of the securities portfolio, reliance on and levels of FHLB debt, number of bank failures, ability of borrowers to renew credit facilities, levels of

FDIC Fund, core earnings, balance sheet composition and banking activities.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.